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CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.


                                                                   EXHIBIT 10.17

                       FIRST AMENDMENT TO SUPPLY AGREEMENT

      THIS FIRST AMENDMENT TO SUPPLY AGREEMENT (the "AMENDMENT") is entered into as of July 7, 2003 (the "AMENDMENT EFFECTIVE DATE"), between ALGORX PHARMACEUTICALS, INC., a Delaware corporation ("ALGORX"), and POWDERJECT TECHNOLOGIES LIMITED, an English corporation ("POWDERJECT"). AlgoRx and PowderJect may be referred to herein individually as a "PARTY" and collectively as the "PARTIES".

                                    RECITALS

      WHEREAS, AlgoRx and PowderJect entered into a Supply Agreement effective as of March 22, 2002 (the "SUPPLY AGREEMENT"), pursuant to which PowderJect is obligated to supply, and AlgoRx is obligated to purchase from PowderJect, AlgoRx's requirements of Gas Cylinders;

      WHEREAS, PowderJect has been obtaining AlgoRx's requirements of Gas Cylinders from BOC pursuant to the BOC Agreements and supplying such cylinders to AlgoRx; and

      WHEREAS, PowderJect has with AlgoRx's consent entered into a variation of the BOC Agreements; and

      WHEREAS, pursuant to guidelines promulgated by the FDA, AlgoRx will be required to use, for pre-commercial purposes, certain quantities of Gas Cylinders Manufactured off a Line, rather than the Pilot Plant; and

      WHEREAS, the parties desire to amend the Supply Agreement, inter alia, to establish the price that AlgoRx will pay for the supply of Gas Cylinders for pre-commercial purposes that are manufactured off a Line, to agree to the minimum order size of Gas Cylinders, to reduce the minimum annual capacity of the Line, and to clarify the circumstances under which PowderJect shall be considered the manufacturer of Gas Cylinders for purposes of determining the Cylinder Cost payable by AlgoRx for Gas Cylinders;

      NOW, THEREFORE, PowderJect and AlgoRx hereby agree that the Supply Agreement shall be amended, effective as of the Amendment Effective Date, as provided below:

      1. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Supply Agreement.

      2. PowderJect hereby agrees to use its best efforts to achieve the successful completion of all tests and procedures for the commissioning of the first Line as soon as reasonably practicable. PowderJect understands and acknowledges that after such Commissioning Date, AlgoRx may require that Gas Cylinders for use in or with Devices for pre-commercial use be Manufactured off a Line rather than the Pilot Plant. AlgoRx shall notify PowderJect in its forecasts provided under Section 2.4(a) and in purchase orders provided to PowderJect under Section 2.5(a) of the Supply Agreement of the quantity of Gas Cylinders for pre-commercial use that shall be Manufactured off a Line. PowderJect shall ensure that all such Gas Cylinders ordered by AlgoRx shall be Manufactured off a Line rather than the Pilot Plant and supplied to AlgoRx in accordance with the applicable purchase order. The warranty in

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Section 6.2 shall apply to all Gas Cylinders for pre-commercial use that are
Manufactured off a Line and supplied to AlgoRx hereunder.

      3. "OPERATING COSTS" has the meaning set forth in the BOC Agreement.

      4. Section 1.5 of the Supply Agreement shall be deleted and replaced with the following new Section 1.5:

      "1.5 "BOC AGREEMENTS" means: (a) the Services, Manufacture and Supply Agreement made between PowderJect and BOC Limited dated 21st February 2003, (b) the Warranty, Spare Parts, Service and Maintenance and Software Agreement made between PowderJect, BOC Edward Pharmaceutical Systems BV, and BOC Limited dated 21st February 2003, (c) the Asset Transfer Agreement made between PowderJect and BOC Limited dated 21st February 2003, and (d) amendments to any of the agreements set forth in subclauses (a) through
      (c) that are entered into by BOC and PowderJect after the Amendment Effective Date with AlgoRx's written consent."

      5. Section 1.12 of the Supply Agreement shall be deleted and replaced with the following new Section 1.12;

      "1.12 "CYLINDER COST" means the following:

            (a) For so long as the BOC Agreement is in effect and is not amended in a manner that impacts PowderJect's costs and expenses related to the manufacture of Gas Cylinders thereunder, "Cylinder Cost" means the per cylinder cost of Gas Cylinders for commercial use that are Manufactured off a Line and supplied to AlgoRx by PowderJect, which shall be equal to the sum of (i) and (ii) below, divided by **********.

                  (i) Operating Costs (but excluding, for clarity,(A) any costs or expenses relating to the operation and maintenance of the Pilot Plant or the Manufacture of Gas Cylinders off the Pilot Plant, and
            (B) Operating Costs associated with the supply of Gas Cylinders by BOC to third parties in accordance with Clause 10.4 of the BOC Agreement) and the applicable Gas Cylinder Price and Annual Management Fee (as defined in the BOC Agreement) payable by PowderJect under the terms of the BOC Agreement; and

                  (ii) the costs payable by PowderJect under the Warranty, Spare
            Parts, Service and Maintenance and Software Agreement made between PowderJect, BOC Edwards Pharmaceutical Systems BV, and BOC Limited dated 21st February 2003.

      For the avoidance of doubt, capital costs, depreciation of machinery, systems, and equipment required for the Manufacture of Gas Cylinders, corporate overhead

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      (such as administrative expenses) shall not be included as part of, or considered in determining, the Cylinder Cost.

            (b) If the BOC Agreement either is terminated or is amended in a manner that negatively impacts PowderJect's costs and expenses related to the manufacture of Gas Cylinders thereunder, "Cylinder Cost" shall mean the per cylinder cost of Gas Cylinders Manufactured off a Line and supplied to AlgoRx, which shall be determined based on the sum of the following costs actually incurred by PowderJect, to the extent reasonably allocable to the Manufacture of Gas Cylinders supplied to AlgoRx: (i) PowderJect's cost of direct materials; (ii) direct labor costs; and (iii) fixed and variable overhead costs for that portion of the utilities and rent for manufacturing facilities directly allocable to the Manufacture of Gas Cylinders for AlgoRx; in each case to the extent reasonably allocated to the Gas Cylinders based on production activity. Any capital costs, depreciation of specific machinery, systems, and equipment required for the Manufacture of Gas Cylinders, and corporate overhead (such as administrative expenses) shall not be considered in determining the Cylinder Cost. Cylinder Cost shall be calculated in a manner consistent with Generally Accepted Accounting Principles consistently applied, and the methodology used in making the allocations referred to above shall be consistent with PowderJect's methodology for other similar products and shall be consistent from year to year. PowderJect shall disclose such methodology to AlgoRx upon request.

      6. Section 1.24 of the Supply Agreement shall be deleted in its entirety and replaced with the following new Section 1.24:

      "1.24 "LINE" means all of the plant, machinery, systems, and other equipment that is necessary to Manufacture Gas Cylinders in accordance with the Gas Cylinder Specification and package them in accordance with the Packaging Specification, which has a minimum annual capacity significantly greater than that of the Pilot Plant, but in no event less than a minimum annual capacity of ********** Gas Cylinders. Notwithstanding the foregoing, the first line commissioned and validated under the BOC Agreements shall have a minimum annual capacity of approximately ********** Gas Cylinders. However, each additional Line shall have an annual capacity of at least ********** Gas Cylinders."

      7. Section 1.30 of the Supply Agreement shall be deleted in its entirety and replaced with the following new Section 1.30:

      "1.30 "PILOT PLANT CYLINDER COST" means ********************************
      per Gas Cylinder."

      8. Section 2.2 of the Supply Agreement shall be deleted in its entirety and replaced with the following new Section 2.2:

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"2.2 SC SUBCOMMITTEE REPRESENTATION. Promptly after the Amendment Effective
Date, PowderJect shall appoint an individual designated by AlgoRx who is reasonably acceptable to PowderJect to the gas cylinder sublicensee subcommittee ("SC Subcommittee") organized under the provisions of clause 6.4 of the BOC Agreement. In addition, PowderJect shall provide reasonable advance notice to AlgoRx of all scheduled meetings of the SC Subcommittee with BOC regarding the Gas Cylinder Specification, the Packaging Specification, Line construction, the specifications for Lines, the Budget (as defined in the BOC Agreement) and any amendments thereto, and quality control issues, and AlgoRx shall have the right to amend all such meetings. AlgoRx shall bear its own expenses related to attending each SC Subcommittee meeting."

9. The following two sentences shall be inserted after the first sentence of
Section 2.5 of the Supply Agreement:

"All purchase orders submitted by AlgoRx hereunder shall be in multiples of ****** Gas Cylinders, and the minimum order size that PowderJect shall be required to accept shall be ****** Gas Cylinders,"

10. The first sentence of Section 2.8 of the Supply Agreement shall be deleted and replaced with the following new sentence:

"Shipments will be FCA (INCOTERMS 2000) Leatherhead, UK or such other location in the UK as PowderJect shall reasonably specify, by a common carrier selected by AlgoRx."

11. Section 5.1 of the Supply Agreement shall be deleted in its entirety and replaced with the following new Section 5.1:

"5.1 PAYMENT. AlgoRx shall pay PowderJect the price set forth in this Section
5.1 for each Gas Cylinder supplied to AlgoRx under this Agreement, as such price may be adjusted, if applicable, in accordance with Section 5.2.

      (a) PILOT PLANT PRICE. For each Gas Cylinder ordered by AlgoRx in accordance with Sections 2.4(a) and 2.5(a) and Manufactured off the Pilot Plant, AlgoRx shall pay PowderJect the Pilot Plant Cylinder Cost, plus the reasonable costs of packaging, transport, including handling charges, insurance, and any applicable governmental taxes or duties (including, without limitation, any valued added taxes or sales taxes). The costs of packaging shall not include any share of the capital costs relating to packaging equipment.

      (b) PRE-COMMERCIAL LINE PRICE. For Gas Cylinders ordered by AlgoRx in accordance with Sections 2.4(a) and 2.5(a) and Manufactured off a Line, AlgoRx shall pay PowderJect a price of ********************* per Gas Cylinder (the "Pre-Commercial Cylinder Line Price"), plus the reasonable costs of packaging.

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      (c) LINE PRICE. For each Gas Cylinder ordered by AlgoRx in accordance with
Sections 2.4(b) and 2.5(b), AlgoRx shall pay PowderJect the Cylinder Cost (if PowderJect Manufactured such Gas Cylinder) or the actual amount of PowderJect's out-of-pocket cost of procuring Gas Cylinders from a Third Party Manufacturer (the price payable by AlgoRx, the "Line Price"), plus the reasonable costs of packaging, transport, including handling charges, insurance, and any applicable governmental taxes or duties (including, without limitation, any valued added taxes or sales taxes). The costs of packaging shall not include any share of the capital costs relating to packaging equipment. Except as set forth in Section 5.2, the Line Price of Gas Cylinders shall not exceed ************************ per Gas Cylinder (the "Capped Price"). The Parties acknowledge and agree that the Line Price is expected to decrease as the volume of Gas Cylinders being Manufactured increases. In the event that PowderJect is Manufacturing Gas Cylinders for supply to AlgoRx, PowderJect acknowledges and agrees that it shall be obligated to use best efforts to run all Lines as efficiently as possible in order to reduce the Cylinder Cost. If PowderJect is Manufacturing Gas Cylinders, the Cylinder Cost for the first twelve (12) months that PowderJect is Manufacturing such cylinders (the "Initial Production Period") shall be the Capped Price. After the Initial Production Period, PowderJect shall be in a position to establish the actual cost of Manufacture of such Gas Cylinders. If the actual Cylinder Cost upon the expiration of the Initial Production Period is less than the Capped Price, PowderJect shall promptly reimburse AlgoRx for its overpayment for Gas Cylinders during the Initial Production Period. Notwithstanding the foregoing, if at any time during the term of this Agreement the Line Price at which PowderJect is supplying Gas Cylinders to AlgoRx is less than PowderJect's actual Cylinder Cost or out-of-pocket cost due to the Capped Price (such differences, the "Loss"), then PowderJect shall be obligated to reimburse AlgoRx for overpayment for Gas Cylinders during the Initial Production Period only to the extent that the amount of such overpayment is greater than PowderJect's aggregate Loss during such period, and PowderJect may continue to charge AlgoRx the Capped Price for each Gas Cylinder after the Initial
Production Period even if the Line Price is subsequently less than the Capped Price, until powderJect has recovered the full amount of its Loss.

      (d) INVOICE AND PAYMENT. PowderJect shall invoice AlgoRx for each shipment of Gas Cylinders delivered to AlgoRx, and AlgoRx, shall pay such invoice not later than twenty-five (25) days after delivery of the applicable Gas Cylinders. Notwithstanding the foregoing, if AlgoRx rejects any Gas Cylinders in good faith pursuant to Section 3.3(a) or Section 3.3(b), AlgoRx shall have no payment obligation to PowderJect with respect to such Gas Cylinders unless and until any such Gas Cylinders have been replaced pursuant to Section 3.3(c) or any dispute regarding whether such Gas Cylinders are defective is resolved in PowderJect's favor pursuant to Section 3.3(d). For Gas Cylinders for commercial use supplied to AlgoRx, PowderJect shall estimate the Cylinder Cost using the Operating Costs set forth in the current Budget (as defined in the BOC Agreement), and shall invoice AlgoRx for such estimated Cylinder Cost

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multiplied by the number of Gas Cylinders in such shipment (the "Estimated
Cylinder Cost"). By April 30 of each calendar year, PowderJect shall provide AlgoRx with a written report setting forth (i) the actual Operating Costs for the proceeding 12-month period from April 1 through March 31, (ii) the number of Gas Cylinders supplied to AlgoRx during such 12-month period, and (iii) the actual Cylinder Cost for such Gas Cylinders. If the Estimated Cylinder Cost paid by AlgoRx for such Gas Cylinders exceeds the actual Cylinder Cost for such Gas Cylinders, PowderJect shall pay AlgoRx the difference between such amounts at the time that it provides the annual written report to AlgoRx. If the Estimated Cylinder Cost paid by AlgoRx for such Gas Cylinders is less than the actual Cylinder Cost for such Gas Cylinders, AlgoRx shall pay PowderJect the difference between such amounts within thirty (30) days after AlgoRx's receipt from PowderJect of the annual written report."

12. The fourth sentence of Section 10.1 of the Agreement shall be amended by deleting the word "PowderJect" where it appears in such sentence between the words "the occurrence of a force majeure event" and "shall have the right to seek an order", and inserting in its place the word "AlgoRx".

13. For so Long as the BOC Agreement is in effect, PowderJect shall be considered to be the Manufacturer of Gas Cylinders for commercial use supplied to AlgoRx for purposes of determining the Line Price, and accordingly AlgoRx shall pay PowderJect the Cylinder Cost for such Gas Cylinders. If PowderJect amends the BOC Agreement or enters into a Third Party Manufacturer Agreement as permitted under the Supply Agreement, then for purposes of determining the Line Price payable under the Supply Agreement by AlgoRx for Gas Cylinders manufactured under such amended BOC Agreement or Third Party Manufacturer Agreement, PowderJect shall be deemed to have Manufactured such Gas Cylinders and the Cylinder Cost shall be the Line Price if PowderJect and/or its Affiliates either (a) owns more than ****** percent (**%) of the packaging and other related machinery, equipment, fixtures, and fittings comprising the Line, or (b) pays more than ****** percent (**%) of the expenses of operating and maintaining the Line.

14. Except as amended hereby, the Agreement shall remain in full force and effect.

15. This Amendment may be executed in one or more counterparts, each of which shall be an original, and all of which shall constitute together the same document.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed:

ALGORX PHARMACEUTICALS, INC.             POWDERJECT TECHNOLOGIES LIMITED

By: /s/ Gordon M. Saul                   By: /s/ C.S.W. Swingland
    -------------------------                -------------------------------
Name:  Gordon M. Saul                    Name:  C.S.W. SWINGLAND
Title: Vice President                    Title: DIRECTOR

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